Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(602) 684-5536

FOR IMMEDIATE RELEASE: Friday, April 18, 2014

CASA BONITA denver OBTAINS LEASE EXTENSION

SCOTTSDALE, AZ – April 18, 2014 – Star Buffet, Inc. (STRZ.PK) was informed yesterday that the JCRS Shopping Center (the center where Casa Bonita-Denver operates) has been sold to BSV Lamont JCRS, LLC. ("BSV Lamont"). Prior to the sale of the JCRS Shopping Center, Casa Bonita-Denver had been operating on a month-to-month lease. Unfortunately, as of yet, management has not received a lease renewal proposal from BSV Lamont that permits Casa Bonita-Denver to continue to operate profitably. BSV Lamont did agree, however, to provide Casa Bonita-Denver a short-term extension so that lease negotiations can continue. Hopefully, the two parties will be able to reach an accord that will allow Casa Bonita-Denver, which recently celebrated its 40th anniversary, to operate in Lakewood, Colorado for many years to come.

Casa Bonita-Denver has historically operated on a profitable basis. Projected cashflows from Casa Bonita-Denver's continued operations were an integral element of the company's Recapitalization Plan (the "Plan") approved in late 2012. However, at this point, if Casa Bonita-Denver is forced to close at the end of the short-term lease extension, management believes that it will still be able to fulfill all Plan commitments. Additionally, once commitments to Plan participants are met, management forecasts that the company will remain profitable, regardless of the outcome of the Casa Bonita-Denver lease negotiations.

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 25, 2010, and other filings with the Securities and Exchange Commission. Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet, Inc.

Star Buffet, Inc. is a multi-concept restaurant operator. As of April 18, 2014, Star Buffet, Inc. through its subsidiaries, operates five 4B’s restaurants, four JB’s restaurants, two Barnhill’s Buffet restaurants, two Western Sizzlin restaurants, two Pecos Diamond Steakhouses, one Casa Bonita Mexican theme restaurant, one BuddyFreddys restaurant and one Bar-H Steakhouse. Additionally, the company leases five owned restaurants to independent operators.

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